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                                                                      EXHIBIT 11

                          HASBRO, INC. AND SUBSIDIARIES

                    Computation of Earnings (Loss) Per Share

             (Thousands of Dollars and Shares Except Per Share Data)

                                       2001               2000              1999
                                  ---------------  -----------------  ---------------
                                   Basic  Diluted   Basic    Diluted   Basic  Diluted
                                  ------- -------  -------   -------  ------- -------
Net earnings (loss) before
 cumulative effect of
 accounting change              $  60,798  60,798 (144,631) (144,631) 188,953 188,953
                                  ======= =======  =======   =======  ======= =======

Weighted average number
 of shares outstanding:
  Outstanding at
   beginning of year              171,886 171,886  192,984   192,984  196,175 196,175
  Exercise of stock
   options and warrants:
    Actual                            245     245      128       128    3,382   3,382
    Assumed                             -     887        -         -        -   7,186

  Purchase of
   common stock                         -       -  (16,675)  (16,675)  (4,640) (4,640)
                                  ------- -------  -------   -------  ------- -------
Equivalent shares                 172,131 173,018  176,437   176,437  194,917 202,103
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
                                  ======= =======  =======   =======  ======= =======

Earnings (loss) per
 share before cumulative
 effect of accounting
 change                         $     .35     .35     (.82)     (.82)     .97     .93
                                  ======= =======  =======   =======  ======= =======
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